Exhibit 99.1

Chase Credit Card Master Trust

Excess Spread Analysis - February 2011

Series Deal Size Expected Maturity	2003-4 $725MM 10/15/2013
Yield	18.53%
Less: Coupon	0.62%
Servicing Fee	1.50%
Net Credit Losses	6.18%
Excess Spread:
February-11	10.23%
January-11	8.07%
December-10	9.36%
Three Month Average Excess Spread	9.22%
Delinquency:
30 to 59 Days	0.81%
60 to 89 Days	0.67%
90+ Days	1.94%
Total	3.42%
Principal Payment Rate	19.63%